Paulson Investment Company, Inc. Spotlighted on CNBC

PORTLAND, OR -- 12/11/2006 -- Paulson Investment Company, Inc., a wholly-owned subsidiary of Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), today announced that the firm was the focus of a feature segment televised on CNBC's "Mike on the Money" on Tuesday evening, December 5, 2006.

In addition to taped interviews with Founder and Chairman Chet Paulson along with President and CEO Trent Davis, the three plus minute segment also highlighted several investment banking clients of Paulson Investment Company, Inc., including Taser International, Inc. (NASDAQ: TASR); ICOP Digital, Inc. (NASDAQ: ICOP); Charles & Colvard, Ltd. (NASDAQ: CTHR); DayStar Technologies, Inc. (NASDAQ: DSTI); and Financial News Network, which later became known as CNBC.

To view a replay of the CNBC segment, please visit: www.paulsoninvestment.com/cnbcvidlink.htm.

About Paulson Capital Corp.

Paulson Investment Company, Inc. was the managing underwriter for the initial and/or secondary public offerings for one or more of the companies named in this press release. Paulson Investment Company, Inc. may make a market in one or more of the securities named in this press release. These markets may, however, be changed at any time without notice. Individuals associated with Paulson Investment Company, Inc., and its officers and/or directors may hold shares in companies named in this press release and may increase or decrease such holdings without notice.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
or via email at plcc@efcg.net